(j)(1)

[DECHERT LLP LETTERHEAD]

April 25, 2014

Voya Partners, Inc. (formerly, ING Partners, Inc.)

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258-2034

Re: Voya Partners, Inc. (formerly, ING Partners, Inc.)

(File Nos. 333-32575 and 811-08319)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 64 to the Registration Statement of Voya Partners, Inc. (formerly, ING Partners, Inc.).  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP